SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant To Section 14(A) Of The Securities
                              Exchange Act Of 1934

FILED BY THE REGISTRANT  [x]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

     1)  Title of each class of securities to which transaction applies:
         _____________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:
         _____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _____________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:
         $_____________________________________________________________________

     5)  Total fee paid:
         $_____________________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                  DESIGNS, INC.
                    Notice of Annual Meeting of Stockholders

                          to be held on August 8, 2002

Notice is hereby given that the 2002 Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Friars Club, 57 East 55th Street, New York, New York at 9:00 A.M., local time, on August 8, 2002 for the following purposes:

(1) To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

(2) To amend the Company's Restated Certificate of Incorporation to change the Company's name from "Designs, Inc." to "Casual Male Retail Group, Inc."

(3) To amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 50,000,000 to 75,000,000.

(4) To approve the issuance of additional common stock of the Company upon the conversion of outstanding preferred stock and the exercise of warrants.

(5) To approve the change of the Company's state of incorporation from Delaware to Nevada through a reincorporation merger.

(6) To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 1, 2003.

(7) To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all eight nominees to serve as directors of the Company, FOR the amendment to the Company's Restated Certificate of Incorporation to change the Company's name, FOR the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock, FOR the approval to issue additional common stock, FOR the change of the Company's state of incorporation from Delaware to Nevada, and FOR the appointment of Ernst & Young LLP as the Company's independent auditors.

Along with the attached Proxy Statement, the Company is sending you copies of its Annual Report on Form 10-K for the fiscal year ended February 2, 2002, its Current Report on Form 8-K filed on May 23, 2002 and its Current Reports on Form 8-K/A filed on May 23, 2002 and June [__], 2002. The Current Reports provide information about the Company's recent acquisition of substantially all of the assets and the assumption of certain operating liabilities of Casual Male Corp., which occurred after the Company's Annual Report was filed.

The Board of Directors has fixed the close of business on June 20, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 20, 2002 will be available for inspection by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the Company's principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 20, 2002 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.

                                    By order of the Board of Directors,

                                    /s/ DENNIS R. HERNREICH
                                    DENNIS R. HERNREICH
                                    Secretary
Canton, Massachusetts
[__________], 2002

------------------------------------------------------------------------------
IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 555 Turnpike Street, Canton, Massachusetts 02021, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.
------------------------------------------------------------------------------

                                  DESIGNS, INC.
                               555 Turnpike Street
                           Canton, Massachusetts 02021
                                 (781) 828-9300

                                 Proxy Statement
                         Annual Meeting of Stockholders
                                 August 8, 2002


                                 USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about [_______], 2002, in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders, to be held at the Friars Club, 57 East 55th Street, New York, New York at 9:00 A.M., local time, on Thursday, August 8, 2002, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' instructions. Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all eight nominees to serve as directors of the Company, (ii) FOR the amendment to the Company's Restated Certificate of Incorporation to change the Company's name to "Casual Male Retail Group, Inc.",
(iii) FOR the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), from 50,000,000 to 75,000,000, (iv) FOR the approval of the issuance of additional Common Stock, (v) FOR changing the Company's state of incorporation from Delaware to Nevada through a reincorporation merger, (subject to the discretion of the Board of Directors to defer or abandon such reincorporation), (vi) FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, and
(vii) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Only holders of the Common Stock of record at the close of business on June 20, 2002, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were [_______] shares of the Common Stock issued and outstanding, excluding shares held by the Company in treasury. Each share is entitled to one vote at the Annual Meeting. A plurality of the votes of shares of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors, the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote thereon is required to change the Company's name, to increase the authorized number of shares of Common Stock and to change the Company's state of incorporation and the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for all other matters, including the issuance of additional Common Stock and the ratification of the appointment of the Company's independent auditors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present in person or represented by proxy at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), has set the number of members of the Company's Board of Directors at nine. At the Annual Meeting, eight nominees, each of whom currently serves as a member of the Board of Directors of the Company, are to be elected to serve on the Board until the 2003 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Jesse Choper, Alan Cohen, Stephen M. Duff, Jeremiah P. Murphy, Jr., Joseph Pennacchio and George T. Porter, Jr. On June 10, 2002, Stanley I. Berger resigned from the Board of Directors of the Company. The Board does not intend to nominate a replacement for Mr. Berger at this time, although, and, in accordance with the Company's By-Laws, a new director could be named at a later date following the Annual Meeting. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.

       The Board of Directors unanimously recommends that you vote FOR the election of the eight individuals named below as directors of the Company.

Set forth below is certain information regarding the Company's nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of June 20, 2002 and the year in which each became a director of the Company:

                                                                        DIRECTOR
     NAME (1)                AGE        POSITION                         SINCE
     --------                ---        --------                        --------

Seymour Holtzman..........   66     Chairman  of the  Board  and          2000
                                    Director
David A. Levin............   51     President, Chief Executive            2000
                                    Officer and Director
Jesse Choper.......          66     Director (3), (4)                     1999
Alan Cohen................   65     Director                              2000
Stephen M. Duff...........   38     Director (2)                          2002
Jeremiah P. Murphy, Jr....   50     Director (3), (5)                     1999
Joseph Pennacchio.........   55     Director (3), (4), (5)                1999
George T. Porter, Jr......   55     Director                              1999


(1) Robert Patron, a director of the Company since October 1999, resigned his position effective March 11, 2002. Stanley I. Berger, a director of the Company since its inception, except for the period between October 8, 1999 and April 11, 2000, resigned his position effective June 10, 2002.

(2)  Mr. Duff was appointed a director of the Company on May 14, 2002.

(3)  Current member of the Audit Committee.

(4)  Current member of the Compensation Committee.

(5)  Current member of the Corporate Governance Committee.

Directors and Executive Officers

Seymour Holtzman was appointed a director of the Company on April 7, 2000 and Chairman of the Board on April 11, 2000. On May 25, 2001, the Board of Directors of the Company hired Mr. Holtzman as an executive officer of the Company. Mr. Holtzman is Chairman and Chief Executive Officer of: Jewelcor Management, Inc.; C.D. Peacock, Inc., a prominent Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company. In addition, Mr. Holtzman served as President and Chief Executive Officer of Jewelcor Incorporated (a formerly New York Stock Exchange listed company) from 1973 to 1988. From 1986 to 1988, Mr. Holtzman was Chairman and Chief Executive Officer of Gruen Marketing Corporation (a formerly American Stock Exchange listed company), which distributed watches nationwide and operated retail factory outlets. Mr. Holtzman is currently on the Board of Directors of Little Switzerland, Inc. and Northeast Pennsylvania Financial Corp., the holding company for First Federal Bank, and also is Chairman of the Board of Directors of musicmaker.com, Inc.

David A. Levin was appointed President and Chief Executive Officer of the Company on April 10, 2000 and a director of the Company on April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for almost 30 years.

Jesse Choper was elected a director of the Company on October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law, where he has taught since 1965. From 1960 to 1961 Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren. Mr. Choper is also on the Board of Directors of musicmaker.com, Inc.

Alan Cohen was appointed as a director of the Company on May 2, 2000. Mr. Cohen has been Chairman of Alco Capital Group, which specializes in corporate restructuring, reorganizations, and other turnaround situations, since 1975. Currently he serves as the court appointed trustee of County Seat Stores, Inc., a nation-wide chain of specialty apparel stores. Mr. Cohen is also on the Board of Directors of Ames Department Stores, Inc.

Stephen M. Duff was appointed as a director of the Company on May 14, 2002. Mr. Duff has been a Senior Investment Manager at The Clark Estates, Inc. since 1995. From 1990 to 1995, Mr. Duff was a Vice President and Portfolio Manager at the Portfolio Group, an asset management subsidiary of The Chemical Banking Corporation. Mr. Duff is also on the Board of Directors of Easylink Services Corporation and The Clara Welch Thanksgiving Home, a not-for-profit elderly care facility in Cooperstown, New York.

Jeremiah P. Murphy, Jr. was elected a director of the Company on October 8, 1999. Mr. Murphy has been the President of the Harvard Cooperative Society, a 120-year-old member based retail business, since 1992. From 1987 to 1992, Mr. Murphy was Vice-President/General Manager of Neiman Marcus' largest and most profitable store, North Park in Dallas, Texas.

Joseph Pennacchio was elected a director of the Company on October 8, 1999. Mr. Pennacchio has been Chief Executive Officer of Aurafin LLC, a privately held jewelry manufacturer and wholesaler, since 1997. From May 1994 to May 1996, Mr. Pennacchio was President of Jan Bell Marketing, a $250 million jewelry retailer, which is listed on the American Stock Exchange. Mr. Pennacchio was also President of Jordan Marsh Department Stores from 1992 to 1994.

George T. Porter, Jr. was appointed a director of the Company on October 28, 1999. Mr. Porter was President of Levi's USA for Levi Strauss & Co. from 1994 to 1997. Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including President of Levi's Men's Jeans Division. Mr. Porter was also Corporate Vice President, General Manager, Nike USA from 1997 to 1998.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Executive Officers

Dennis R. Hernreich, 45, has been Senior Vice President, Chief Financial Officer and Treasurer since September 5, 2000. Prior to joining the Company, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann's Inc., a national retailer of women's apparel. Most recently, from 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Ronald N. Batts, 52, has been President of the Levi's(R) and Dockers(R) Outlet stores since May 21, 2002 and previously was Senior Vice President of Operations since he joined the Company on October 22, 2001. Mr. Batts previously worked as Senior Vice President of Retail for the Haggar Clothing Company where he established and directed Haggar Direct, Inc., a consumer direct start-up company. Prior to Haggar, Mr. Batts was Chief Operating Officer for Mothercare stores, a 238 store national maternity and childrenswear specialty chain. In addition, he has served as Chief Executive Officer of CSVA, Inc., a venture capital funded retail acquisition company, as President of Eckerd Apparel, a division of Jack Eckerd Corporation, and as President of two divisions of Mercantile Stores.

Executive officers serve at the discretion of the Board of Directors.

Board of Directors and Committee Meetings

The Board of Directors met five times during the Company's fiscal year ended February 2, 2002 ("fiscal 2002"). Messrs. Holtzman, Choper, Levin, Murphy, Pennacchio and Porter each attended at least 75 percent of the meetings of Board. Stanley I. Berger and Robert Patron, both of whom have resigned from the Board, also attended at least 75 percent of the meetings of the Board during the time they served as directors. Due to Mr. Cohen's involvement as an advisor to Casual Male Corp., with which the Company was seeking to pursue an acquisition transaction, Mr. Cohen excused himself from all but one of the Company's Board of Directors meetings held during fiscal 2002. Mr. Duff was appointed a director of the Company subsequent to February 2, 2002.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee, which are all made up of independent non-employee directors.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing and reporting practices of the Company. The committee meets at a minimum quarterly with management and the Company's independent auditors to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met five times during fiscal 2002. The present members of the committee are Messrs. Choper, Murphy and Pennacchio.

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the Company's 1992 Stock Incentive Plan), supervises benefit plans and makes recommendations regarding them to the Board of Directors. The Compensation Committee met once during fiscal 2002. The present members of the committee are Messrs. Pennacchio and Choper.

The Corporate Governance Committee is responsible for performing functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company's corporate compliance programs. The Corporate Governance Committee did not meet during fiscal 2002. The present members of the committee are Messrs. Pennacchio and Murphy.

All members attended at least 75 percent of the meetings of the committees on which they served during fiscal 2002.

The Corporate Governance Committee is responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Any stockholder wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, such Section 4.16 of the Company's By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee's election is to be considered.

Audit Committee

On December 14, 1999, the Securities and Exchange Commission (the "Commission") adopted new rules designed to improve disclosure relating to the functioning of audit committees and to enhance the reliability and creditability of financial statements of public companies. In accordance with these rules, the Audit Committee, comprised of Mr. Jesse Choper, Chairman, Mr. Joseph Pennacchio and Mr. Jeremiah P. Murphy, Jr. approved on May 12, 2000 a written charter for the committee. The Company is required to attach a copy of the charter every three years, effective for all proxy statements relating to meetings of stockholders held after December 15, 2000. A copy of the Charter of the Audit Committee was included as Exhibit A to the Proxy Statement for the 2001 Annual Meeting of Stockholders. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Persons serving on the Compensation Committee had no relationships with the Company in fiscal 2002 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on such entity's board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Commission. The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2002 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 2002, the Company believes that the current Reporting Persons complied with all applicable Section 16(a) reporting requirements and all required reports were filed in a timely manner.

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer, the Chief Financial Officer and the President of Levi's(R) and Dockers(R) Outlet stores of the Company as of the end of fiscal 2002 and as of February 3, 2001 ("fiscal 2001"). The table also includes compensation for two former executives of the Company, John J. Schultz, former Interim President and Chief Executive Officer from October 1999 through April 2000, and Dan O. Paulus, former Senior Vice President and General Merchandise Manager, who resigned November 14, 2000 (collectively with Messrs. Levin, Hernreich and Batts, the "Named Executive Officers"), for fiscal 2001 and the fiscal year ended January 29, 2000 ("fiscal 2000").


                           Summary Compensation Table

                                                             Long-Term
        Name and                             Annual        Compensation
   Principal Position            Fiscal   Compensation         Awards     All Other
  (at February 2, 2002)           Year   Salary    Bonus      Options    Compensation(1)
  ---------------------          ------  ------    -----   ------------  ---------------

Seymour Holtzman                  2002   $ 18,616   -0-        300,000          -0-
Chairman of the Board (2)

David A. Levin                    2002   $382,374   -0-        125,000     $ 14,484
President and Chief Executive     2001   $311,758   -0-        300,000     $    449
Officer

Dennis R. Hernreich               2002   $232,398   $15,000    100,000     $  6,829
Senior Vice President and         2001   $121,610   $ 6,250     85,000     $ 85,307
Chief Financial Officer and
Treasurer (3)

Ronald N. Batts                   2002   $ 86,432   $ 6,000     50,000     $ 10,403
President of the Levi's(R)and
Dockers(R) Outlet stores (4)

John J. Schultz                   2001   $ 63,179   -0-         60,000          -0-
Former Interim President and      2000   $ 58,000   -0-         30,000          -0-
Chief Executive Officer (5)

Dan O. Paulus                     2001   $221,928   -0-         35,000     $  5,570
Former Senior Vice President      2000   $233,700   $70,000        -0-     $  3,540
and General Merchandise
Manager (6)

(1)  The amounts disclosed in this column with respect to fiscal 2002 represent:
     (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $3,131, Mr. Hernreich $411 and Mr. Batts $124); (ii) matching contributions made by the Company for the benefit of each of the following executive officers to the Company's retirement plan (the "401(k) Plan") established pursuant to
     Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") (Mr. Levin $4,482 and Mr. Hernreich $469); (iii) car allowances (Mr. Levin $6,872 and Mr. Hernreich $2,771); and (iv) reimbursement for relocation costs (Mr. Hernreich $3,177 and Mr. Batts $10,279).

(2) Mr. Holtzman was hired by the Company as an executive officer and employee of the Company on May 25, 2001. In connection with his hiring and as compensation for his services, the Company granted to Mr. Holtzman an option to purchase up to 300,000 shares of Common Stock. See "Employment Agreements" for more discussion.

(3) Mr. Hernreich's employment agreement entitles him to receive minimum monthly payments in respect of his annual bonus at the rate of $1,250 per month. Any annual bonus that the Compensation Committee determines shall be paid to Mr. Hernreich would be reduced by the total of all such payments made to the executive. During fiscal 2002 and fiscal 2001, Mr. Hernreich received a total of $15,000 and $6,250, respectively.

(4) Mr. Batts has been President of Levi's(R) and Dockers(R) Outlet stores since May 21, 2002 and was previously Senior Vice President of Operations since October 22, 2001. Mr. Batts' employment agreement entitles him to receive minimum monthly payments in respect of his annual bonus at the rate of $2,000 per month for the initial term of the agreement. Any annual bonus that the Compensation Committee determines shall be paid to Mr. Batts would be reduced by the total of all such payments made to the executive. During fiscal 2002, Mr. Batts received a total of $6,000, which represents payments for the three months from when Mr. Batts started with the Company.

(5) Mr. Schultz acted in the position of interim President and Chief Executive Officer of the Company from October 20, 1999 until April 10, 2000.

(6) Mr. Paulus served as the Company's Senior Vice President and General Merchandise Manager from February 4, 2000 to November 14, 2000.

Option Grants Table. The following Option Grants Table sets forth certain information as of February 2, 2002, regarding stock options granted during fiscal 2002 by the Company to the Named Executive Officers.

                        Option Grants In Last Fiscal Year


                                      Individual Grants(1)                      Potential Realizable
                     ------------------------------------------------------      Value of assumed
                        Number of         Percent of                              Annual Rates of
                      Shares of Common   Total Options                              Stock Price
                           Stock           Granted      Exercise                   Appreciation for
                         Underlying      to Employees   Price Per  Expiration      Option Term (2)
                      Options Granted    Fiscal Year     Share        Date         5%         10%
                      ---------------    ------------   ---------  ----------  ---------  -----------

Seymour Holtzman         300,000             33.8%        $ 3.88     5/25/11    $732,033   $1,855,116
David A. Levin           125,000             14.1%        $ 3.88     5/25/11    $305,014   $  772,965
Dennis R. Hernreich      100,000             11.3%        $ 3.88     5/25/11    $244,011   $  618,372
Ronald N. Batts           50,000              5.6%        $ 2.75     10/22/11   $ 86,473   $  219,140

(1) These options become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant.

(2) The amounts shown in these columns represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation (based on a market value on the date of the grant) of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

Aggregate Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during fiscal 2002 and the year-end value of unexercised options.

 Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values


                                                              Number and Value of Securities
                                                                  Underlying Exercisable/
                                                                  Unexercisable Shares (1)
                                                  ---------------------------------------------------
                                                          Exercisable              Unexercisable
                     Shares
                   Acquired on     Value          # of Shares      Value     # of shares     Value
Name               Exercise (#)  Realized ($)

-----------------  ------------  ------------     ------------   ----------  -----------    ---------
Seymour Holtzman       -0-          -0-             15,000        $ 40,938     315,000      $ 77,563
David A. Levin         -0-          -0-            100,000        $281,250     325,000      $577,500
Dennis R               -0-          -0-             28,334        $ 52,293     156,666      $ 16,582
Hernreich
Ronald N. Batts        -0-          -0-                -0-           -0-        50,000      $ 62,500

(1) Value amounts are based on the difference between the closing price of the Company's Common Stock on February 1, 2002 ($4.00) and the exercise price.

401(k) Plan

On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($11,000 in calendar year 2002 and $10,500 in calendar years 2001 and 2000). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal 2002, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

Key Man Insurance

In fiscal 2001, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Levin. In fiscal 2002, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Hernreich.

Employment Agreements

The Company entered into an employment agreement, effective as of March 31, 2000, with David A. Levin for a two-year term ending April 10, 2002. Mr. Levin's agreement was extended on April 10, 2001 by unanimous consent of the Board of Directors for an additional two-year term to end on April 10, 2004.

As of September 4, 2000, the Company entered into an employment agreement with Dennis R. Hernreich for a one-year term ending September 1, 2001. Mr. Hernreich's agreement was also extended as of April 25, 2001 by unanimous consent of the Board of Directors for an additional one-year term to end on September 4, 2002.

As of October 22, 2001, the Company entered into an employment agreement with Ronald N. Batts for a one-year term ending October 22, 2002.

All three of these employment agreements with Messrs. Levin, Hernreich and Batts (collectively, the "Employment Agreements") automatically renew for successive one-year terms unless either party notifies the other to the contrary at least 90 days, or 60 days in the case of Mr. Batts, prior to expiration of the then current term.

The Employment Agreements require each executive officer to devote substantially all of the executive officer's time and attention to the business of the Company as necessary to fulfill his respective duties. The Employment Agreements originally provided that Messrs. Levin, Hernreich and Batts would be paid base salaries at annual rates of $375,000, $225,000 and $240,000, respectively. The Employment Agreements with Messrs. Hernreich and Batts also contained a guaranteed discretionary prepayment of bonus in the annual amount of $15,000 and $24,000, respectively, which prepayments were eliminated in the case of Mr. Hernreich as of January 31, 2002. The Employment Agreements provide that the annual rate of base salary for the renewal term may be increased by the Compensation Committee of the Board of Directors in its sole discretion. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While Messrs. Levin, Hernreich and Batts are employed by the Company, the Company will provide each executive an automobile allowance in the amount of $600 per month. Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

The Employment Agreements for Messrs. Hernreich and Batts also provide for reimbursement of expenses associated with their relocation to the Boston area. In accordance with their agreements, Messrs. Hernreich and Batts are entitled to receive a total amount of $85,000 for relocation costs. Mr. Hernreich received $85,000 less applicable taxes in fiscal 2001. In addition, Messrs. Hernreich and Batts are entitled to receive reimbursement for reasonable expenses associated with their temporary living arrangements.

Mr. Levin is entitled to receive an annual bonus of up to 50%, Mr. Hernreich is entitled to receive an annual bonus of up to 45%, and Mr. Batts is entitled to receive an annual bonus of up to 40% of their respective annual base salaries depending on the performance of the Company. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of bonus to be paid to the executive officers. Mr. Levin is entitled to receive an additional annual bonus of 10% if the Company meets its annual projections for its fiscal budget plan, as approved by the Board of Directors. Any bonus payable to Mr. Batts and, prior to fiscal 2003, Mr. Hernreich, would be first subject to reduction by the amount of the prepaid discretionary bonuses provided for in their Employment Agreements, as discussed above. No bonuses were paid, above the $15,000 paid to Mr. Hernreich and the $6,000 paid to Mr. Batts, in fiscal 2002.

On January 31, 2002, the Compensation Committee approved bonuses for Messrs. Levin and Hernreich for fiscal 2002 in the amount of $70,000 and $45,000, respectively. These bonuses were paid in fiscal 2003; however, the amount then paid to Mr. Hernreich was $30,000, which reflected the $15,000 prepayment paid in fiscal 2002.

As of May 14, 2002, the Company acquired substantially all of the assets and assumed certain operating liabilities of Casual Male Corp. and certain of its subsidiaries ("Casual Male"). In connection with that acquisition, the Compensation Committee approved increases in the base salaries of Messrs. Levin and Hernreich to $500,000 and $325,000, respectively. In addition, in connection with the Company's acquisition of Casual Male, Messrs. Levin and Hernreich each received an additional bonus of $200,000. Mr. Batts' base salary was increased to $275,000 and includes a guaranteed discretionary prepayment of bonus of $25,000. On May 1, 2002, each of Messrs. Levin and Hernreich was granted options to acquire 75,000 shares of Common Stock, subject to completion of the Casual Male acquisition, at an exercise price of $4.58 per share, equal to the closing price of the Common Stock on that date, which options vest ratably over a three year period.

The Employment Agreements provide that in the event the executive officer's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreements), disability or death, the Company is required to pay executive the lesser of (1) the base salary for the remaining term of the related Employment Agreement or (2) an amount equal to one half of the executive's annual salary. If the remaining term of the related Employment Agreement on the date of termination is more than six months, the executive must make a good faith effort to find new employment and mitigate damages, costs and expenses to the Company. If he is terminated without justifiable cause within one year after a Change of Control of the Company (as defined in the Employment Agreements) has occurred, the executive shall receive a lump sum payment in the amount of (1) the base salary for the remaining term of the related Employment Agreement or (2) an amount equal to the current base salary for one year. The Employment Agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose confidential information regarding the Company. The Employment Agreements also contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company.

For purposes of the Employment Agreements, a "Change in Control of the Company" shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of Section 13(d) of the Exchange Act ("Group"), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company ("Voting Stock") or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

On May 25, 2001, the Board of Directors determined to hire Seymour Holtzman, who had served as the Company's non-employee Chairman of the Board, as an executive officer of the Company. In connection with his hiring, the Board awarded Mr. Holtzman an option to purchase an aggregate of 300,000 shares of the Company's Common Stock at an exercise price of $3.88 per share, equal to the closing price of the Common Stock on that date. The option vests at a rate of 100,000 shares per year over three years and expires ten years from date of grant. The option represents the principal portion of Mr. Holtzman's compensation as an employee of the Company to date. Mr. Holtzman received $18,616 in other compensation as an employee during fiscal 2002, and received $3,000 in directors' fees with respect to service as a non-employee director prior to May 25, 2001. On May 14, 2002, in connection with the Company's acquisition of Casual Male, Mr. Holtzman received a bonus of $200,000. On May 1, 2002, Mr. Holtzman was granted options to acquire 200,000 shares of Common Stock, subject to completion of the Casual Male acquisition, at an exercise price of $4.58 per share, equal to the closing price of the Common Stock on that date. Mr. Holtzman is otherwise subject to an employment agreement on terms substantially similar to those of the Employment Agreements described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of May 17, 2002. This information has been updated from the information provided in the Company's Annual Report on Form 10-K filed with the Commission on May 1, 2002.

This information includes shares of Common Stock issued in a private placement in connection with financing for the Company's May 2002 acquisition of substantially all of the assets and the assumption of certain operating liabilities of Casual Male (the "Casual Male Acquisition"). The information does not include shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred Stock"), which are non-voting and are currently not convertible into shares of Common Stock, and certain warrants to acquire shares of Common Stock, as to which the issuance of Common Stock upon exercise of such warrants is subject to stockholder approval (the "Conditional Warrants"), all of which were issued in private placements in connection with financing for the Casual Male Acquisition. However, the Series B Preferred Stock will be automatically converted into shares of Common Stock and the Conditional Warrants will become exercisable for shares of Common Stock upon stockholders' approval of the issuance of such Common Stock. See "Proposal 4 - Issuance of Additional Common Stock" for more information.

The Company is informed that, except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

                                                  Number of Shares    Percent
Name and Address of Beneficial Owner             Beneficially Owned  of Class(1)
------------------------------------             ------------------  -----------

Jewelcor Management, Inc.                           3,212,882 (2)      19.64%
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania  18702

Putnam Investments                                  1,379,300 (3)       8.64%
One Post Office Square
Boston, Massachusetts 02109

Franklin Resources, Inc.                            1,030,000 (4)       6.45%
One Franklin Parkway
San Mateo, California  94403

Stanley I. Berger                                   1,019,002 (5)       6.37%
100 Essex Road
Chestnut Hill, Massachusetts 02467

--------------------
(1) As of May 17, 2002, 15,961,343 shares of Common Stock were issued and outstanding.

(2) The Company has received Amendment No. 41 to Schedule 13D dated May 24, 2002, stating that Jewelcor Management, Inc. ("JMI") was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. Includes options to acquire 400,000 shares of Common Stock. Excludes 137,765 shares, including options to acquire 125,000 shares, owned individually by Seymour Holtzman and 30,000 shares owned by Mr. Holtzman's grandchildren. Includes 60,659 shares of Common Stock issued to JMI pursuant to a consulting agreement with the Company, which agreement was extended effective April 29, 2002. Excludes an aggregate of 549,559 shares of Common Stock subject to Conditional Warrants issued to JMI which will become exercisable upon stockholder approval thereof pursuant to Proposal 4, but which are not currently exercisable.

(3) The Company understands that Putnam Investments was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. These shares were acquired in a private placement in connection with financing for the Company's acquisition of Casual Male.

(4) The Company has received a Schedule 13G dated February 14, 2002, stating that Franklin Resources, Inc. was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(5) Includes options to acquire 30,000 shares of Common Stock exercisable within 60 days. Also includes options to acquire an additional 15,000 shares of Common Stock which became exercisable upon Mr. Berger's resignation from the Board of Directors on June 10, 2002.


Security Ownership of Management

The following table sets forth certain information as of May 17, 2002, with respect to the directors of the Company, the Named Executive Officers and the directors and the Named Executive Officers of the Company as a group. This information has been updated from the information provided in the Company's Annual Report on Form 10-K filed with the Commission on May 1, 2002. The information does not include shares of the Series B Preferred Stock or the Conditional Warrants. The Series B Preferred Stock will be automatically converted into shares of Common Stock and the Conditional Warrants will become exercisable for shares of Common Stock only if the stockholders approve the issuance of such Common Stock. See "Proposal 4 - Issuance of Additional Common Stock" for more information. Except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

                                                 Number of Shares     Percent
Name and Title                                  Beneficially Owned   of Class(1)
--------------                                  ------------------  ------------

Seymour Holtzman                                   3,380,647 (2)      20.51%
   Chairman of the Board and Director

David A. Levin                                       457,167 (3)      2.82%
   Chief Executive Officer, President
   and Director

Dennis R. Hernreich                                   84,268 (4)        *
   Chief Financial Officer, Senior Vice
   President and Treasurer

Ronald N. Batts                                           --            *
   President of Levi's(R)and Dockers(R)
   Outlet stores

Stanley I. Berger, Director                        1,019,002 (5)      6.37%

Jesse Choper, Director                                73,016 (6)        *

Alan Cohen, Director                                  47,545 (6)        *

Stephen M. Duff, Director                              5,000 (7)        *

Jeremiah P. Murphy, Jr., Director                     69,326 (8)        *

Joseph Pennacchio, Director                           66,212 (9)        *

George T. Porter, Jr., Director                       87,906 (10)       *

Directors and Named Executive Officers
  as a group (11 persons)(12)                      5,290,089 (2),(11) 31.18%

-----------------
*  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.

     Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 15,961,343 shares of Common Stock outstanding as of May 17, 2002, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) Mr. Holtzman may be deemed to have shared voting and investment power over 3,380,647 shares of Common Stock, which includes 3,212,882 shares (including options to acquire 400,000 shares) beneficially owned by JMI, of which Mr. Holtzman is the Chairman, President and Chief Executive Officer and indirectly, with his wife, the primary shareholder; 137,765 shares owned individually, which includes 125,000 shares subject to stock options exercisable within 60 days; and 30,000 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership. Includes 60,659 shares of Common Stock issued to JMI pursuant to a consulting agreement with the Company, which agreement was extended effective April 29, 2002. Excludes an aggregate of 549,559 shares of Common Stock subject to Conditional Warrants issued to JMI which will become exercisable upon stockholder approval thereof pursuant to Proposal 4, but which are not currently exercisable.

(3) Includes 241,667 shares subject to stock options exercisable within 60 days. Excludes 405 shares of Series B Preferred Stock, which will be automatically converted into 40,500 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are not currently convertible.

(4) Includes 61,668 shares subject to stock options exercisable within 60 days. Excludes 250 shares of Series B Preferred Stock, which will be automatically converted into 25,000 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are not currently convertible.

(5) Includes 30,000 shares subject to stock options exercisable within 60 days. Also includes options to acquire an additional 15,000 shares of Common Stock which became exercisable upon Mr. Berger's resignation from the Board of Directors on June 10, 2002.

(6)  Includes 30,000 shares subject to stock options exercisable within 60 days.

(7)  Includes 5,000 shares subject to stock options exercisable within 60 days.

(8) Includes 30,000 shares subject to stock options exercisable within 60 days. Excludes 250 shares of Series B Preferred Stock, which will be automatically converted into 25,000 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are currently not currently convertible.

(9) Includes 30,000 shares subject to stock options exercisable within 60 days. Excludes 500 shares of Series B Preferred Stock, which will be automatically converted into 50,000 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are not currently convertible.

(10) Includes 60,000 shares subject to stock options exercisable within 60 days. Excludes 250 shares of Series B Preferred Stock, which will be automatically converted into 25,000 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are not currently convertible.

(11) Includes 1,058,335 shares subject to stock options exercisable within 60 days. Excludes 1,655 shares of Series B Preferred Stock, which will be automatically converted into 165,500 shares of Common Stock upon stockholder approval thereof pursuant to Proposal 4, but which are currently not convertible.

(12) Excludes 560,790 shares owned by Robert Patron, who ceased to be a director of the Company during March 2002.

Director Compensation

During fiscal 2002, non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal 2002, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $1,500 for each Audit Committee meeting; and $1,500 for each Corporate Governance Committee meeting. Directors receive $500 for telephonic meetings of the Board of Directors and telephonic committee meetings. During fiscal 2002, non-employee directors of the Company were also eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Prior to January 20, 2000, under the provisions of the 1992 Stock Incentive Plan, each non-employee director of the Company who was elected by the stockholders to the Board would automatically be granted, upon such election, a stock option to purchase 10,000 shares of Common Stock at the fair market value of Common Stock on the date of grant. Each non-employee director of the Company who was re-elected by the stockholders to the Board would be granted, upon such re-election, a stock option to purchase 3,000 shares of Common Stock at the then fair market value of Common Stock. On January 20, 2000, the Board of Directors amended the plan to provide for the grant to each non-employee director of the Company a stock option to purchase 15,000 shares of Common Stock upon such director's election and a stock option to purchase 15,000 shares of Common Stock upon such director's re-election. On June 26, 2001, the plan was further amended by the Board of Directors to provide that each of such stock options would become exercisable in three equal annual installments commencing with the date of grant. All options are granted with a term of ten years.

The 1992 Stock Incentive Plan also provides that non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Stock Incentive Plan by entering into an irrevocable agreement with the Company in advance of the beginning of a calendar year. During fiscal 2002, all non-employee directors elected to receive their directors' fee in Common Stock.

                          COMPENSATION COMMITTEE REPORT

Decisions concerning the compensation of the Company's executive officers generally are made by the two-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director of the Company. This Compensation Committee Report summarizes the Company's executive officer compensation practices and policies for fiscal year 2002. The Compensation Committee consists of two members, Joseph Pennacchio and Jesse Choper.

Compensation Policies

The Company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The Company's executive officer compensation consists of two key components: (1) an annual component, consisting of annual base salary and annual incentive bonus, if any, and (2) a long-term component consisting of the grant of stock options.

The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company's executives, are described below.

(1) Annual Component: Base Salary and Annual Incentive Bonus

The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer's position and comparing the executive officers' salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). Under the Company's employment agreements with Messrs. Levin, Hernreich and Batts, compensation for such executive officers had a base salary element and annual cost of living increases for fiscal 2002. As discussed previously, on May 14, 2002, the Compensation Committee increased the base salaries of Messrs. Levin, Hernreich and Batts.

(2) Long-Term Component: Stock Options

To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants, including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company.

In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

The Commission requires that this Compensation Committee Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

                           THE COMPENSATION COMMITTEE
                                Joseph Pennacchio
                                  Jesse Choper

                                   PROPOSAL 2

   AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
               OF THE COMPANY TO "CASUAL MALE RETAIL GROUP, INC."

The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), currently provides that the Company's name is "Designs, Inc." The Company's business has recently undergone a significant expansion and transformation through its recent acquisition of substantially all of the assets of Casual Male in the Casual Male Acquisition. In an effort to more clearly identify the Company going forward, the Company's Board of Directors is recommending to its stockholders that the Company change its name to "Casual Male Retail Group, Inc."

As of May 14, 2002, pursuant to an Asset Purchase Agreement entered into as of May 2, 2002, by and among the Company and Casual Male, the Company completed the acquisition of substantially all of the assets of Casual Male for a purchase price of approximately $170 million, plus the assumption of certain operating liabilities. The Company was selected as the highest and best bidder for the Casual Male assets at a bankruptcy court ordered auction commencing on May 1, 2002 and concluding on May 2, 2002 and the acquisition of Casual Male by the Company was approved by the court on May 7, 2002.

Casual Male is a leading independent specialty retailer of fashion, casual and dress apparel for big and tall men, with annual sales that exceed $350 million. Casual Male sells its branded merchandise through various channels of distribution including full price and outlet retail stores, direct mail and the internet. Casual Male had been operating under the protection of the U.S. Bankruptcy Court since May 2001.

In view of the significance of the Casual Male Acquisition to the growth and future identity of the Company, the Board of Directors is recommending to its stockholders that the Certificate of Incorporation be amended to change the Company's name to "Casual Male Retail Group, Inc." The Company believes that Casual Male will be a significant future contributor to the Company's overall business and that it will be important to align the customer and investor identification of the Company with the Casual Male store concept.

If stockholder approval is obtained for the change of the Company's name, then the Company intends to change the symbol (currently "DESI") under which the Common Stock trades on the Nasdaq National Market.

If stockholder approval is obtained for the change of the Company's name and for "Proposal 5--Reincorporation of the Company to Change the Company's State of Incorporation from Delaware to Nevada" and the Company proceeds with the reincorporation, then the Company intends to effect the name change in connection with the Company's reincorporation.

The Board of Directors unanimously recommends that you vote FOR the amendment to the Company's Certificate of Incorporation to change the name of the
                   Company to "Casual Male Retail Group, Inc."

                                   PROPOSAL 3

     AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                   AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Company's Board of Directors has unanimously approved an amendment to the Certificate of Incorporation which would increase the total authorized number of shares of Common Stock from 50,000,000 shares to 75,000,000 shares, thereby increasing the total authorized capital stock of the Company from 51,000,000 shares to 76,000,000 shares.

The amendment to the Certificate of Incorporation will increase the authorized Common Stock by amending and restating the first sentence of Article FOURTH of the Certificate of Incorporation so that, as amended and restated, it will read as follows:

      "The total number of shares of capital stock which the Corporation shall have the authority to issue shall be 75,000,000 shares of Common Stock having a par value of $.01 per share, amounting to an aggregate par value of $750,000, and 1,000,000 shares of Preferred Stock having a par value of $.01 per share, amounting to an aggregate par value of $10,000."

As of June [__], 2002, the authorized capital stock of the Company consisted of
(a) 50,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock of the Company, of which 300,000 were previously designated as Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock") and 200,000 were previously designated as Series B Preferred Stock. As of June [_], 2002:

     o    [15,961,343] shares of Common Stock were issued and outstanding,

     o    no shares of Series A Preferred Stock were issued and outstanding,

     o [180,162] shares of Series B Preferred Stock were issued and outstanding, which shares will be converted into an aggregate of [18,016,200] shares of Common Stock only if stockholder approval of the Proposed Issuance (as defined in Proposal 4 below) pursuant to "Proposal 4 - Issuance of Additional Common Stock" below is obtained,

     o [3,039,769] shares of Common Stock and no shares of preferred stock of the Company were held in the treasury of the Company,

     o [1,225,103] shares of Common Stock were reserved for issuance upon exercise of issued and outstanding options and [2,625,684] shares were reserved for future issuance of options under the Company's 1992 Stock Incentive Plan,

     o [1,140,000] shares of Common Stock were reserved for future issuance upon exercise of other outstanding options, and

     o [2,603,971] shares of Common Stock were reserved for future issuance upon exercise of the Conditional Warrants, which warrants will become exercisable only upon stockholder approval thereof pursuant to Proposal 4, and [787,500] shares of Common Stock were reserved for future issuance upon exercise of the Non-conditional Warrants (as defined in Proposal 4 below).

Therefore, as of June [__], 2002, an aggregate of [45,399,570] shares of Common Stock, out of 50,000,000 shares authorized, were issued or reserved for future issuance.

The increase in the authorized shares of Common Stock is intended to provide the Company's Board of Directors with authority, without further action of the stockholders, to issue the additional shares of Common Stock from time to time as the Board deems necessary. The Board of Directors believes it is desirable to have the ability to issue such additional shares of Common Stock from time to time to provide flexibility in addressing the financing needs of the Company and for general corporate purposes. Potential uses of the additional authorized shares include equity financings, stock dividends or distributions, acquisitions of businesses, and issuance of Common Stock upon the exercise of warrants, options and other convertible securities of the Company. The Company does not have any current plans or proposals to issue any portion of the additional shares of Common Stock, other than potential issuances of Common Stock in connection with the conversion of the Series B Preferred Stock or the exercise of the Conditional Warrants and the Non-conditional Warrants issued in recent private placements.

The increase in the authorized number of shares of Common Stock could have certain beneficial effects on the Company's principal stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

If stockholder approval is obtained for the increase of the authorized number of shares of Common Stock and for "Proposal 5--Reincorporation of the Company to Change the Company's State of Incorporation from Delaware to Nevada" and the Company proceeds with the reincorporation, then the Company intends to increase the authorized number of shares of Designs - Nevada Common Stock (as defined in Proposal 5 below) in connection with the reincorporation to reflect the increase of the authorized number of shares of Common Stock.

The Board of Directors unanimously recommends that you vote FOR the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock.

                                   PROPOSAL 4

                       ISSUANCE OF ADDITIONAL COMMON STOCK

The Company's Board of Directors has unanimously approved the issuance by the Company of up to 20,620,171 shares of Common Stock, subject to adjustment pursuant to anti-dilution provisions, upon the conversion of the Series B Preferred Stock and the exercise of the Conditional Warrants. We refer to this as the "Proposed Issuance".

The Series B Preferred Stock and the Conditional Warrants were issued in private placement transactions in connection with financing for the Casual Male Acquisition. During the same period, the Company issued shares of Common Stock and certain warrants as to which the issuance of Common Stock upon exercise of such warrants is not subject to stockholder approval (the "Non-conditional Warrants").

Stockholder approval of the Proposed Issuance is not required either under governing Delaware law or under the Certificate of Incorporation or By-Laws of the Company. The Company is seeking stockholder approval pursuant to agreements with the holders of the Series B Preferred Stock and the Conditional Warrants and to take account of certain rules of the Nasdaq Stock Market. Pursuant to these rules, an issuer whose securities are listed on Nasdaq may be required to obtain the approval of a majority of stockholders voting on the proposal in person or by proxy if the issuer intends to issue an aggregate number of shares which exceeds 20% of the common stock outstanding prior to such issuance, subject to certain exceptions. The number of shares of Common Stock and the Non-conditional Warrants issued in connection with financing for the Casual Male Acquisition did not exceed 20% of the Common Stock outstanding as of the date such securities were issued. If the Proposed Issuance is approved, however, then the aggregate issuance of Common Stock and warrants to purchase Common Stock from May 1, 2002 to the time of the Proposed Issuance will exceed 20% of the Common Stock outstanding prior to May 1, 2002. Therefore, the Board of Directors determined to seek stockholder approval of the Proposed Issuance.

In connection with the private placements, the Company agreed with the holders of Series B Preferred Stock to file a Registration Statement with the Commission with respect to the shares of Common Stock that would be issued upon conversion after stockholder approval is obtained for the Proposed Issuance and also agreed, if the Proposed Issuance is approved, to register the shares of Common Stock subject to issuance upon exercise of the Conditional Warrants and the Non-conditional Warrants upon irrevocable notice of exercise by the holders. If the Proposed Issuance is approved, then up to 20,620,171 additional shares of Common Stock (subject to anti-dilution adjustment) will be registered or subject to registration.

If stockholder approval for the Proposed Issuance is not received, then the Series B Preferred Stock will remain outstanding. The terms of the Series B Preferred Stock obligate the Company to pay to holders of the Series B Preferred Stock cumulative dividends at a rate of 15% per annum, which rate will increase to 20% per annum if the Company fails to obtain stockholder approval of the issuance of the required number of shares of Common Stock within 150 days from the date of issuance of the Series B Preferred Stock. For the complete terms of the Series B Preferred Stock, please see the Certificate of Designation for the Series B Preferred Stock attached as an exhibit to the Current Report on Form 8-K filed by the Company on May 23, 2002, which is incorporated herein by reference.

Upon obtaining stockholder approval of the Proposed Issuance, each of the 180,162 shares of Series B Preferred Stock will be automatically converted into 100 shares of Common Stock, subject to adjustment in accordance with the terms of the Certificate of Designation, and the Conditional Warrants will become exercisable for a total of 2,603,971 shares of Common Stock, subject to adjustment pursuant to anti-dilution provisions.

The terms of the Conditional Warrants do not specify the consequences if the Proposed Issuance is not approved. Although the Board of Directors does not intend to proceed with the Proposed Issuance if stockholder approval is not obtained, there is no assurance that the holders of the Conditional Warrants might not attempt to effect exercisability of the Conditional Warrants or obtain an equivalent economic benefit through other means.

Although the Company is not a party to any such arrangements, the Company understands that ten holders of approximately 7,330,280 shares of Common Stock agreed with the purchasers of the Series B Preferred Stock, at the time of their investment, to vote in favor of the Proposed Issuance.

If a majority of stockholders present in person or by proxy at the Annual Meeting vote in favor of the Proposed Issuance, then an aggregate of 20,620,171 shares of Common Stock, subject to adjustment pursuant to anti-dilution provisions, could be issued upon conversion of the Series B Preferred Stock and upon exercise of all of the Conditional Warrants.

 The Board of Directors unanimously recommends that you vote FOR the issuance of
    Common Stock upon conversion of the Series B Preferred Stock and exercise of the Conditional Warrants.

                                   PROPOSAL 5

REINCORPORATION OF THE COMPANY TO CHANGE THE COMPANY'S STATE OF INCORPORATION
                             FROM DELAWARE TO NEVADA

The Company's Board of Directors has unanimously approved a proposal (the "Reincorporation Proposal") to change the Company's state of incorporation from Delaware to Nevada, by means of a merger (the "Merger") of the Company with and into Designs, Inc., a wholly owned subsidiary of the Company to be formed in Nevada ("Designs - Nevada"), which will be the surviving corporation in the Merger.

The following discussion summarizes certain aspects of the Reincorporation Proposal, including certain material differences between Delaware corporate law and Nevada corporate law. This summary is not intended to be a complete description of the Reincorporation Proposal or the differences between stockholders' rights under Delaware corporate law and Nevada corporate law, and is qualified in its entirety by reference to the following documents:

     o Form of Agreement and Plan of Merger between the Company and Designs - Nevada (the "Merger Agreement") attached hereto as Exhibit A;

     o Form of Articles of Incorporation of Designs - Nevada (the "New Charter") attached hereto as Exhibit B; and

     o Form of By-laws of Designs - Nevada (the "New By-laws") attached hereto as Exhibit C.

Approval of the Reincorporation Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon. The approval of the Reincorporation Proposal by the Company's stockholders will constitute an adoption of the Merger Agreement, the New Charter and the New By-laws and will affect certain rights of the stockholders.

Stockholders are urged to read carefully this Proxy Statement and the exhibits attached hereto in their entirety before voting on the Reincorporation Proposal.

Principal Reasons for the Reincorporation

The Board of Directors of the Company believes that the best interests of the Company and its stockholders will be served by changing the Company's state of incorporation from Delaware to Nevada. The principal reason for the reincorporation is that the franchise tax and related fees that the Company pays as a Delaware corporation are significantly higher than the comparable fees for a Nevada corporation.

Principal Features of the Reincorporation Proposal

At the Effective Date of the Merger (as defined in the Merger Agreement), the separate existence of the Company will cease and Designs - Nevada, as the surviving corporation, will succeed to all business, properties, assets and liabilities of the Company. Upon the Effective Date of the Merger, (i) each outstanding share of Common Stock of the Company immediately prior to the Effective Date will be converted into one (1) share of common stock, par value $0.01 per share, of Designs - Nevada (the "Designs - Nevada Common Stock"); and
(ii) each outstanding option, warrant or other security convertible into or exercisable for shares of the Company's Common Stock will be automatically assumed by Designs - Nevada and will be converted into the right to acquire an equal number of shares of Designs - Nevada Common Stock, under the same terms and conditions as the original options, warrants and convertible securities of the Company. If stockholder approval is obtained for "Proposal 4--Issuance of Additional Common Stock," then no shares of Series B Preferred Stock of the Company will remain outstanding on the Effective Date of the Merger. No shares of Series A Preferred Stock of the Company are outstanding.

No action need be taken by the Company's stockholders to exchange their stock certificates as a result of the Merger. Certificates for shares of the Company's Common Stock will automatically represent an equal number of shares of Designs - Nevada Common Stock.

Approval of the Reincorporation Proposal will effect a change in the legal domicile of the Company and certain other changes of a legal nature, as described in this Proxy Statement. Reincorporation of the Company will not, in and of itself, result in any change in the business, management, location of the principal executive offices, assets, liabilities or stockholders' equity of the Company. Reincorporation of the Company will not change the state of incorporation of any subsidiary of the Company. The number of directors comprising the Board of Directors of Designs - Nevada will be eight initially, each of whom is currently a director of the Company, and each of the executive officers of the Company will serve as executive officers of Designs - Nevada.

Upon approval of the Reincorporation Proposal by the Company's stockholders, the proposed reincorporation will be consummated at such time as the Boards of Directors of the Company and Designs - Nevada determine is advisable. The Merger Agreement provides, however, that the Merger may be deferred or abandoned by the Board of Directors of the Company prior to the Effective Date, either before or after stockholder approval. The Board of Directors of the Company anticipates that it may determine to defer or abandon the reincorporation in the event that any third-party consent therefor deemed material by the Board of Directors shall not have been obtained. After approval by the stockholders of the Company of the Merger Agreement, no amendment shall be made which (a) alters or changes the amount or kind of shares of Designs - Nevada to be received on conversion of shares of the Company as provided, (b) alters or changes any term of the Articles of Incorporation of Designs - Nevada to be effected by the Merger, or
(c) alters or changes any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the rights of stockholders of the Company, without the further approval of such stockholders.

The Common Stock is currently listed on the Nasdaq National Market, and following consummation of the Merger, the Company intends to have shares of Designs - Nevada Common Stock continue to trade on the Nasdaq National Market without interruption.

If stockholder approval is obtained for "Proposal 2--Amendment to the Company's Certificate of Incorporation to Change the Name of the Company to "Casual Male Retail Group, Inc."," and for the Reincorporation Proposal, then the Company intends to effect the name change in connection with the reincorporation and to change the symbol under which the Designs - Nevada Common Stock trades on the Nasdaq National Market to a symbol reflecting the Company's new name. Otherwise, the Designs - Nevada Common Stock will continue to trade under the same ticker symbol "DESI".

If stockholder approval is obtained for "Proposal 3--Amendment to the Company's Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock," and for the Reincorporation Proposal, then the Company intends to increase the authorized number of shares of Designs - Nevada Common Stock in connection with the reincorporation to reflect the increase of the authorized number of shares of Common Stock of the Company.

Rights of Stockholders to Dissent

Since the Reincorporation Proposal will be conducted through a merger of the Company into its wholly owned subsidiary, Designs - Nevada, the Company's stockholders will not have a right to dissent from the reincorporation and seek to receive the fair market value of their shares in cash under the Delaware General Corporation Law.

Comparison of Stockholders' Rights

Although the corporate statutes of Nevada and Delaware are substantially similar, certain differences exist. This summary is not intended to be complete, and stockholders should refer to the Delaware General Corporation Law (the "Delaware Law") and the Nevada Revised Statutes, as amended (the "Nevada Law"), to understand how these laws will apply to the Company and Designs - Nevada.

Classified Board of Directors

The Delaware Law permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three years or until their successors are elected to take office. The Nevada Law also permits corporations to classify boards of directors provided that at least one-fourth of the total number of directors is elected annually. Since neither the Company nor Designs - Nevada has a classified board, there will be no difference in stockholders' rights with respect to this issue.

Cumulative Voting

Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholders may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors. The Nevada Law permits cumulative voting in the election of directors as long as certain procedures are followed. A Delaware corporation may provide for cumulative voting in the corporation's certificate of incorporation. Since neither the Company nor Designs - Nevada utilizes cumulative voting, there will be no significant difference in stockholders' rights with respect to this issue.

Vacancies on the Board of Directors

Under the Delaware Law, vacancies on the board of directors will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum unless otherwise provided in the certificate of incorporation or by-laws. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Similarly, the Nevada Law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. The By-Laws of the Company and Designs - Nevada address the issue of director vacancies in the same manner. Therefore, the change from Delaware law to Nevada law will not alter stockholders' rights with respect to filling vacancies.

Removal of Directors

Under both the Delaware Law and the Nevada Law, any director or the entire board of directors may be removed, with or without cause, upon the vote of the shares entitled to vote in the election of directors. Under the Delaware Law, a majority vote is required to remove a director. Under the Nevada Law, a director may be removed only by the vote of stockholders casting not less than two-thirds of the outstanding voting rights.

Indemnification of Officers and Directors and Advancement of Expenses

The Delaware Law and the Nevada Law have substantially identical provisions regarding indemnification by a corporation of its officers, directors, employees and agents, except that the Nevada Law provides broader indemnification in connection with stockholder derivative lawsuits. The Delaware Law and the Nevada Law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. The Delaware Law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a Delaware corporation has the discretion to decide whether or not to advance expenses. Under the Nevada Law, the articles of incorporation, by-laws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a corporation may have no discretion to decide whether or not to advance expenses. There will be no difference in stockholders' rights with respect to this issue because the New By-laws and the Company's By-Laws each provides for advancement of expenses.

Limitation on Personal Liability of Directors

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, unless that liability arises from breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock purchase or redemption, or transactions from which the director derives improper personal benefit. The Company's Certificate of Incorporation contains a provision limiting, to the extent permitted by the Delaware Law, the liability of directors to the Company for breach of fiduciary duty.

The Nevada Law provides that, with certain statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or omission in his capacity as a director or officer unless it is proven that his act of omission constituted a breach of his fiduciary duties as a director or officer and his breach involved intentional misconduct, fraud or a knowing violation of the law. This provision is broader than the analogous provision in the Delaware Law, in that it is mandatory rather than optional, covers officers as well as directors, and, unlike the Delaware Law, does not exclude from the limitation of liability any act or omission constituting breach of that director or officer's duty of loyalty. The New Charter states that personal liability of the directors of Designs - Nevada is eliminated to the fullest extent permitted or required under the Nevada Law; officers are not included, but they are covered by the Nevada Law mandatory limitation of liability.

Dividends

The Delaware Law is more restrictive than the Nevada Law with respect to when dividends may be paid. Under the Delaware Law, subject to any restrictions provided in the certificate of incorporation, a corporation may declare dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets).

The Nevada Law provides that except as otherwise provided in its articles of incorporation, no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of preferred stockholders.

Restrictions on Business Combinations

Both the Delaware Law and the Nevada Law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the Delaware Law, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) at or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two thirds of the corporation's outstanding voting stock at an annual or special meeting and not by written consent, excluding shares owned by the interested stockholder. The Delaware Law defines "interested stockholder" generally as a person who owns 15% or more of the outstanding shares of a corporation's voting stock. The Delaware Law allows corporations to opt-out of the statute with provisions expressly electing not to be governed by such statutory provisions.

The Nevada Law regulates business combinations more stringently. First, an interested stockholder is defined as a beneficial owner of ten percent (10%) or more of the voting power. Second, the three-year moratorium can be lifted only by advance approval by a corporation's board of directors, as opposed to the Delaware Law's provision that allows interested stockholder combinations with board or stockholder approval. Finally, after the three-year period, combinations remain prohibited unless they are approved by the board of directors or a majority of the outstanding voting power not beneficially owned by the interested party, or the interested stockholders satisfy certain fair-value requirements. As in Delaware, a Nevada corporation may opt out of the statute with appropriate provisions in its articles of incorporation. Neither the Company's Certificate of Incorporation nor the New Charter contains provisions electing not to be governed by such statutory provisions.

Amendment to Certificate/Articles of Incorporation

Both the Delaware Law and the Nevada Law provide that approval of proposed amendments to a corporation's certificate (in Delaware) or articles (in Nevada) of incorporation require the affirmative vote of holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held. Both states provide that the board of directors may without stockholder approval fix the voting powers, designations, preferences, limitations, restrictions and rights of a class of stock, on condition that the corporation's organizational documents grant that power to its board of directors. Holders of the outstanding shares of a particular class are entitled to vote as a class on a proposed amendment if the amendment would alter or change the power, preferences or special rights of one or more series of any class so as to affect them adversely. Under the Nevada Law, but not under the Delaware Law, the number of authorized shares of any such class of stock may be increased or decreased and the number of shares outstanding may be correspondingly increased or decreased by a resolution adopted by the board of directors without stockholders approval.

Actions by Written Consent of Stockholders

Each of the Nevada Law and the Delaware Law provides that, unless the certificate (in Delaware) or articles (in Nevada) of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, the Delaware Law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Stockholder Vote for Mergers and Other Corporate Reorganizations

In general, both jurisdictions provide that merger of a corporation or sale of substantially all of its assets requires the approval of a majority of outstanding shares entitled to vote, as well as approval by the board of directors. Neither the Nevada Law nor the Delaware Law requires stockholder approval by the stockholders of a surviving corporation in a merger or consolidation as long as the surviving corporation issues no more than 20% of its voting stock in the transaction.

Dissenters' Rights

In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder's shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under the Delaware Law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (2) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of clause (1) or
(2)
above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except:

     o shares of stock of the corporation surviving or resulting from such merger or consolidation;

     o shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     o    cash in lieu of fractional shares; or

     o    any combination of the foregoing.

No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

Under the Nevada Law, a stockholder is entitled to dissent from, and obtain payment for the fair value of his or her shares in the event of (i) consummation of a plan of merger, if approval by the stockholders is required and the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, (ii) a plan of exchange in which the corporation is a party, or (iii) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

As with the Delaware Law, the Nevada Law provides an exception to dissenters' rights. Holders of securities listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by at least 2,000 stockholders of record are generally not entitled to dissenters' rights. This exception is not, however, available if the articles of incorporation of the corporation issuing the shares state that it is not available, or if the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except specified kinds of consideration (which are essentially identical to those specified in the analogous provision of the Delaware Law).

Stockholder Inspection Rights

The Delaware Law grants any stockholder of record the right to inspect and to copy for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other records. A proper purpose is one reasonably related to such person's interest as a stockholder. Directors also have the right to examine the corporation's stock ledger, a list of its stockholders and its other records for a purpose reasonably related to their positions as directors.

Under the Nevada Law, only a stockholder of record who owns at least 15% of the corporation's outstanding shares, or has been authorized in writing by holders of at least 15% of the outstanding shares, is entitled to inspect and make copies of the corporation's financial records. Only a person who has been a stockholder of record for at least six months, or who owns at least 5% of the corporation's outstanding shares or has been authorized in writing by holders of at least 5% of the outstanding shares, is entitled to inspect and make copies of the corporation's stock ledger, articles of incorporation and by-laws.

Derivative Suits

Under both the Delaware Law and the Nevada Law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stockholder acquired the stock thereafter by operation of law.

Special Meetings of Stockholders

The Delaware Law permits special meetings of stockholders to be called by the board of directors or by any other one or more persons authorized in the certificate of incorporation or by-laws to call a special stockholder meeting. The Nevada Law permits the entire board of directors, any two directors, or the president to call special meetings of stockholders, unless the articles of incorporation or by-laws provide otherwise. There will be no difference in stockholders' rights with respect to this issue because the New By-laws and the Company's By-Laws each provide that a special meeting of stockholders may only be called by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Certain Material Federal Income Tax Consequences of the Merger

The following is a summary of certain material anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. In addition, the summary discussion is intended to address only those federal income tax consequences that are generally applicable to a stockholder who holds shares of Common Stock as a capital asset. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Merger and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies, foreign taxpayers, persons who received their shares of Common Stock as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services). This summary does not address any consequence of the Merger under any state, local or foreign tax laws.

No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Merger. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The Company believes that the Merger will be a tax-free reorganization of the Company. If the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), a stockholder of the Company who exchanges his or her shares of Common Stock solely for shares of Designs - Nevada Common Stock would recognize no gain or loss for federal income tax purposes. In addition, a stockholder's aggregate tax basis in his or her shares of Designs - Nevada Common Stock received as a result of the Merger should be the same as his or her aggregate tax basis in the shares of the Common Stock exchanged therefor, and the stockholder's holding period for the shares of Designs - Nevada Common Stock should include the period during which such stockholder held the shares of Common Stock surrendered in the Merger.

THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR STOCKHOLDER MAY DIFFER DEPENDING UPON THAT STOCKHOLDER'S OWN CIRCUMSTANCES AND TAX POSITION. FURTHERMORE, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

Required Vote

The Board of Directors believes that the approval of the Reincorporation Proposal, including the Merger, the New Charter and the New By-laws, is in the best interests of the stockholders of the Company. The approval of the Reincorporation Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

       The Board of Directors unanimously recommends that you vote FOR the reincorporation of the Company to change the Company's state of incorporation from Delaware to Nevada.

                                   PROPOSAL 6

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders of the Company, the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 1, 2003. Ernst & Young LLP were engaged as the Company's auditors in October 2000. If stockholders fail to ratify the selection of such auditors, the Board of Directors will reconsider the selection.

Audit Fees
Ernst & Young LLP billed the Company an aggregate of $158,350 in fees for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended February 2, 2002 included in the Company's Annual Report on Form 10-K and the reviews of the financial statements included in each of the company's Quarterly Reports on Form 10-Q during fiscal 2002.

Financial Information Systems Designs and Implementation Fees For the fiscal year ended February 2, 2002, Ernst & Young LLP did not provide the Company and its affiliates with any professional services in connection with the designs and implementation of financial information systems.

All Other Fees
For the fiscal year ended February 2, 2002, Ernst & Young LLP billed the Company an aggregate of $147,060 in fees for other services rendered to the Company and its affiliates, including audit-related service fees of $35,000, tax service fees of $108,160 and other non-audit fees of $3,900. Audit-related service fees include fees for benefit plan and statutory audits. Ernst & Young LLP did not provide any internal audit services to the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

 The Audit Committee and the Board of Directors unanimously recommend that you vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company.

                                PERFORMANCE GRAPH

The following Performance Graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's 500 - Composite Retail Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of the Company's Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1997. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates. In addition there is a chart of the annual percentage return of the Company's Common Stock, the S & P Industrial and Composite Retail 500.


Annual Return Percentage
                                          Years Ending
Company/Index               Jan 98            Jan 99   Jan00    Jan 01  Jan 02
-------------------------------------------------------------------------------

DESIGNS, INC.               (63.54)            28.58   (46.67)   50.00   77.78
S&P INDUSTRIALS              23.80             32.14    16.12    (8.48) (18.56)
COMPOSITE RETAIL- 500        46.73             62.73    (1.65)    3.46    4.13

Indexed Returns
                    Base Period
Company/Index         Jan 97     Jan 98     Jan 99     Jan 00    Jan01    Jan02
-------------------------------------------------------------------------------

DESIGNS, INC.           100       36.46     46.88      25.00     37.50    66.67
S&P INDUSTRIALS         100      123.80    163.59     189.96    173.86   141.59
COMPOSITE RETAIL - 500  100      146.73    238.78     234.85    242.97   253.01


To supplement the five year historical performance shown above, below is a Performance Graph which compares the Company's cumulative stockholder return as of May 17, 2002, since the change in control which occurred in

October 1999. At the Company's Annual Meeting of Stockholders held in October 1999, the stockholders voted to elect a new slate of directors supported by Jewelcor Management, Inc.


Limitation of Liability; Indemnification

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits a corporation to eliminate the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

The Certificate of Incorporation and the Company's By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Certain Relationships and Related Transactions

Jewelcor Management, Inc.

On October 28, 1999, the Company entered into a consulting agreement with Jewelcor Management, Inc. ("JMI") to assist in developing and implementing a strategic plan for the Company and for other related consulting services as may be agreed upon between JMI and the Company. Seymour Holtzman, who became the Company's Chairman of the Board of Directors on April 11, 2000, is a beneficial holder of approximately 20% of the outstanding Common

Stock of the Company (principally held by JMI). He is also the President and Chief Executive Officer, and indirectly, with his wife, the primary shareholder, of JMI. In fiscal 2000, JMI received compensation under this agreement totaling $347,560 which consisted of (i) a stock option to purchase 400,000 shares of Common Stock, which was valued by an independent third party, using a growth model, at $63,560, and (ii) the issuance of 203,489 shares of Common Stock, which had an aggregate market value of $240,000.

In June 2000, JMI received 182,857 non-forfeitable and fully vested shares of Common Stock in connection with the Company extending its consulting arrangement with JMI for an additional one-year period commencing on April 29, 2000 and ending on April 29, 2001. The fair value of those shares on June 26, 2000, the date of issuance, was $240,000 or $1.3125 per share. This consulting agreement was extended through April 29, 2002 and as compensation JMI received 61,856 non-forfeitable and fully vested shares of Common Stock with a fair value of $240,000 on May 25, 2001. The consulting agreement was again extended through April 29, 2003 and as compensation JMI received 60,659 non-forfeitable and fully vested shares of Common Stock with a fair value of $276,000 on April 29, 2002. The base rate of such compensation was agreed to be increased to $276,000 per annum in connection with the Casual Male Acquisition. The JMI consulting agreement includes a significant disincentive for non-performance, which would require JMI to pay to the Company a penalty equal to 150% of any unearned consulting services.

In fiscal 2000, the Company also reimbursed JMI in the amount of $400,000, which was paid in shares of Common Stock, for expenses incurred by JMI in connection with the October 1999 proxy solicitation. Based on the closing price of the stock on October 29, 1999, JMI received 346,021 shares of Common Stock.

JMI invested an aggregate of $5,750,000 in the recent private placement of the Company's senior subordinated notes, on terms no less favorable to the Company than the terms negotiated by the Company with unrelated third party investors. As a result, JMI acquired: (i) a 12% Senior Subordinated Note due 2007 in the principal amount of $4,500,000 with interest payable quarterly and Conditional Warrants to acquire 315,000 shares of Common Stock at an exercise price of $0.01 per share and (ii) a 12% Senior Subordinated Note due 2007 in the principal amount of $1,250,000 with interest payable quarterly, Conditional Warrants to acquire 87,500 shares of Common Stock at an exercise price of $0.01 per share, and Conditional Warrants to acquire 147,059 shares of Common Stock at an exercise price of $8.50 per share. The exercisability of such Conditional Warrants is subject to stockholder approval thereof pursuant to Proposal 4.

Officers and Directors Participating in Private Placement

Certain officers and directors of the Company participated in the Company's recent private placement of the Series B Preferred Stock. Of the 180,162 shares of Series B Preferred Stock issued, such officers and directors of the Company acquired an aggregate of 1,655 shares. See "Security Ownership of Management" for more information regarding each individual's participation.

On May 14, 2002, Stephen M. Duff, a Senior Investment Manager at The Clark Estates, Inc., was appointed as a director of the Company. Clark Partners I, L.P., one of several investment funds of The Clark Estates, Inc., has invested an aggregate of $11,250,000 in the recent private placement of the Company's senior subordinated notes and acquired Non-conditional Warrants to purchase 787,500 shares of Common Stock at an exercise price of $0.01 per share and Conditional Warrants to purchase, subject to stockholder approval, 147,059 shares of Common Stock at an exercise price of $8.50 per share. In addition, Clark Partners I, L.P. also purchased 14,118 shares of Series B Preferred Stock.

Certain Arrangements with Other Directors

On February 8, 2000, the Company retained Mr. Porter as a consultant to advise the Company with regard to merchandising strategies and operations. As compensation for these services, Mr. Porter is paid a rate of $2,000 per day, payable at his election in cash or in shares of Common Stock, plus reimbursement of reasonable out-of-pocket expenses. Mr. Porter was paid $4,000 and $13,661 as compensation and reimbursement of related expenses for fiscal 2002 and 2001, respectively. As part of his compensation, Mr. Porter was also granted stock options exercisable for up to 30,000 shares of Common Stock. The per share exercise price of these options was the closing price of the Common Stock on the date of grant.

In June 2000, the Company extended a loan to David A. Levin, its President and Chief Executive Officer, in the amount of $196,875 in order for Mr. Levin to acquire from the Company 150,000 newly issued shares of Common Stock at the closing price of the Common Stock on that day. The Company and Mr. Levin entered into a secured promissory note, whereby Mr. Levin agrees to pay to the Company the principal sum of $196,875 plus interest due and payable on June 26, 2003. The promissory note bears interest at a rate of 6.53% per annum and is secured by the 150,000 acquired shares of Common Stock.

Relationship with Independent Public Accountants

On October 3, 2000, Deloitte & Touche LLP ("Deloitte & Touche") resigned as the Company's independent accountants. On October 11, 2000, the Company engaged Ernst & Young LLP as its new principal independent accountants. The appointment of Ernst & Young LLP as the Company's independent auditors was unanimously approved by the Audit Committee of the Company's Board of Directors.

Deloitte & Touche served as the Company's principal independent accountants from December 21, 1999 to October 3, 2000. During fiscal 2000 and thereafter through October 3, 2000, there were no disagreements between the Company and Deloitte & Touche on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matters thereof in its reports. During the fiscal 2000 and thereafter through October 3, 2000, there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission. In addition, none of the reports issued by Deloitte & Touche concerning the Company's financial statements for the fiscal year end January 29, 2000 and thereafter through October 3, 2000 contained any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards board and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held five meetings during the fiscal year ended February 2, 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to ratification by the Company's stockholders, the selection of Ernst & Young LLP as the Company's independent auditors.

                               THE AUDIT COMMITTEE
                                  Jesse Choper
                                Joseph Pennacchio
                             Jeremiah P. Murphy, Jr.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by the Company at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like the Company and Casual Male, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

Access to this information as well as other information on the Company is also available on the Company's website at http://www.designsinc.com.

The documents set forth below that the Company has previously filed with the SEC, which are attached to this Proxy Statement as appendices, contain important information about the Company and its financial condition.


Designs, Inc. SEC Filings (Commission File No. 0-15898):
-------------------------------------------------------

   Annual Report on Form 10-K (Appendix [  ])     Fiscal Year ended  February 2, 2002
   Current Report on Form 8-K (Appendix [ ])      Filed on May 23, 2002
   Current Report on Form 8-K/A (Appendix [ ])    Filed on May 23, 2002
   Current Report on Form 8-K/A (Appendix [ ])    Filed on June [ ], 2002

                                  SOLICITATION

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. D.F. King & Company, Inc. has been retained by the Company for a fee not to exceed $5,000 to aid in solicitation of proxies.

            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders in question. If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that the Company send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact the Company at the following address. The Company will send you a copy of the Proxy Statement promptly after it receives your written or oral request.

                              STOCKHOLDER PROPOSALS

Under the rules of the Commission, in order for any shareholder proposal to be included in the Company's proxy statement and proxy card for presentation at the 2003 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company at the Company's principal executive offices by [_______], 2003 (120 days before the anniversary date of the date this Proxy Statement is being mailed to the Company's stockholders).

The Company's By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"). To bring an item of business before the 2003 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before April 10, 2003 nor later than May 25, 2003. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely delivered to, or mailed to, and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such Annual Meeting or (b) the fifteenth day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

                                  OTHER MATTERS

As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                                              DESIGNS, INC.
                                              Notice of 2002 Annual Meeting of
                                              Stockholders and Proxy Statement
                                              Thursday, August 8, 2002
                                              9:00 A.M.

                                              Friars Club
                                              57 East 55th Street
                                              New York, New York  10022

                                              Please sign your proxy and
                                              return it in the enclosed
                                              postage-paid envelope so that
                                              you may be represented at the
                                              Annual Meeting.

DETACH HERE

                                      PROXY

                                  DESIGNS, INC.

                555 Turnpike Street, Canton, Massachusetts 02021

           This Proxy Is Solicited On Behalf Of The Board Of Directors
       For The Annual Meeting Of Stockholders To Be Held On August 8, 2002

      The undersigned stockholder of Designs, Inc., hereby appoints David A. Levin and Dennis R. Hernreich, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 8, 2002, at 9:00 A.M. local time, at the Friars Club, 57 East 55th Street, New York, New York, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

SEE REVERSE    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)        SEE REVERSE
SIDE                                                               SIDE

DETACH HERE

|X|  PLEASE MARK VOTES AS IN THIS EXAMPLE.

      IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" EACH OF THE PROPOSALS. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESIGNS, INC. DATED JUNE [ ], 2002.

1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES NAMED BELOW.

      Nominees: (1) Seymour Holtzman, (2) David A. Levin, (3) Alan Cohen, (4) Jesse Choper, (5) Stephen M. Duff, (6) Jeremiah P. Murphy, Jr., (7) Joseph Pennacchio and (8) George T. Porter, Jr.

      |_| FOR ALL NOMINEES              |_| WITHHELD FROM ALL NOMINEES

      _____________________________________________________________________
        |_| FOR, except vote withheld from the nominee(s) as noted above.

2. Amendment to the Company's Certificate of Incorporation to change the name of the Company to "Casual Male Retail Group, Inc.": THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

FOR  |_|        AGAINST  |_|         ABSTAIN  |_|

3.  Amendment to the Company's  Certificate of  Incorporation  to increase the
authorized   number  of  shares  of  common  stock:  THE  BOARD  OF  DIRECTORS
RECOMMENDS A VOTE "FOR" PROPOSAL 3.

FOR  |_|        AGAINST  |_|         ABSTAIN  |_|

4. Approval of issuance of additional common stock: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

FOR  |_|        AGAINST  |_|         ABSTAIN  |_|

5. Approval of reincorporation of the Company to change the Company's state of incorporation from Delaware to Nevada: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

FOR  |_|               AGAINST  |_|           ABSTAIN  |_|

6. Ratification of selection of Ernst & Young LLP as independent auditors for the Company: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

FOR  |_|               AGAINST  |_|           ABSTAIN  |_|


      MARK HERE IF YOU PLAN TO ATTEND THE MEETING      |_|

      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    |_|

                                 IMPORTANT: Please sign your name or names exactly as printed on this proxy and fill in the date next to your signature. If more than one person is named, each must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the stockholder is a corporation, this proxy should be signed by an authorized officer and such officer should state his/her title.


Signature: ___________________   Date: ___________   Signature: _________________  Date: ____________



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